Exhibit 99.2

Lawrence P. English

Chief Executive Officer

November 1, 2004

To All QuadraMed Employees,

It is with deep personal sadness that I announce that the Company will eliminate the position of President and Chief Operating Officer effective December 31, 2004. Mike Wilstead will leave the Company and I will assume his responsibilities.

Mike fully concurs with this action and has agreed to support me through the transition which will begin immediately.

In August of this year, Mike told me that he believed with the restatement behind us that the Company had evolved to the point where it could function well if the position of CEO and COO were combined. He offered to eliminate his position. I agreed that the Company no longer needed both positions. However, I told Mike we needed to carefully consider whether I should relinquish the CEO role or he should relinquish the COO role. The final decision we reached was difficult and involved many factors including Mike’s desire to continue to live in Utah at least through the first half of 2005, my proximity to Reston and the close personal ties I have to the investor community.

Mike’s contribution to QuadraMed has been immeasurable. The fact that he initiated these discussions is a tribute to his dedication to the Company’s best interest. In over 40 years in business I have never dealt with a more honorable man. My affection for him is deep and I will miss him greatly. Nevertheless, Mike and I both recognize, as we know all of our fellow employees do, that the Company must control its costs and make optimum use of its resources. This action is consistent with that goal.

In the new organization I will have the following direct reports:

•	John C. Wright

Executive Vice President and Chief Financial Officer

•	Joseph I. Bormel

Vice President and Chief Medical Officer

•	William G. Henderson

Vice President, Customer Services & Support

•	Suzanne Jenkins

Senior Vice President, Product Management

To All QuadraMed Employees

November 1, 2004

Page Two

•	Frank Pecaitis

Senior Vice President, Client Development

•	Dean Souleles

Chief Technology Officer

•	Colleen English, Administrative Assistant

Additional organizational changes are as follows:

•	Alex Anderson will report to Dean Souleles.
•	Lori Tagami will report to Frank Pecaitis.
•	Ray Turner will report to Dave Piazza.
•	Linda Benson will report to Bill Henderson.

We will all have to work harder and more efficiently with Mike gone but I know I can count on the talent and dedication all of you have to QuadraMed’s success.

Sincerely,

/s/ Lawrence P. English

Lawrence P. English